Exhibit 99.1          Press Release announcing the appointment of Gary S. Austin as Chief Financial Officer and Executive Vice President.

Exhibit 99.1

News Release
Contact:    Christi Wickliffe-Bessinger
                    (843) 839-7768

FOR IMMEDIATE RELEASE

Austin Named Executive Vice President and
Chief Financial Officer at Beach First

Myrtle Beach, SC, August 27, 2007 – Beach First National Bank has announced the appointment of Gary S. Austin, CPA, MBA, as executive vice president and chief financial officer of the bank and its holding company, Beach First National Bancshares, Inc. Austin will have responsibility for the bank’s and the company’s financial data, and will serve as corporate secretary for the company. He will also oversee the bank’s accounting, human resources, information technology, deposit operations, and marketing areas. Austin recently relocated to the Grand Strand from Covington, Georgia.

Austin received a Bachelor of Arts degree in accounting from Baldwin-Wallace College in Berea, Ohio, and holds a Masters in Business Administration from Cleveland State University. He belongs to several professional organizations including Financial Executives International (FEI) and the American Institute of CPAs (AICPA).

Austin brings more than 31 years of experience in the financial industry to Beach First. He began his career in Cleveland, Ohio as a staff accountant at Kopperman & Wolf Company, a local public accounting firm. Austin then joined National City Corporation, also in Cleveland, Ohio, as a tax accountant in 1979. Austin remained with National City Corporation for more than 20 years, advancing through the accounting, finance, and risk functions to reach the rank of senior vice president. He next served RBC Centura Banks, Inc. in Rocky Mount, North Carolina as corporate risk manager. Austin then joined Main Street Banks, Inc. in Covington, Georgia as executive vice president, before forming a financial consulting firm specializing in risk and financial management solutions.

Beach First National Bank is a $575 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates six banking locations in Myrtle Beach, Surfside Beach, North Myrtle Beach, Pawleys Island, and Hilton Head Island, South Carolina, and eight mortgage offices in the Carolinas and mid-Atlantic states. Beach First offers a full line of banking products and services, including NetTeller internet banking. The company’s stock trades on the Nasdaq Global Market under the symbol BFNB and the website is beachfirst.com.